EXECUTION COPY

STANDBY LOAN FACILITY AGREEMENT

for

PLATEAU RESOURCES (PROPRIETARY) LIMITED

provided by

RUSTENBURG PLATINUM MINES LIMITED

CONTENT

STANDBY LOAN FACILITY AGREEMENT

THIS AGREEMENT is dated 12 June 2009 and made between:

(1)	PLATEAU RESOURCES (PROPRIETARY) LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 1996/013879/07 as borrower (the "Borrower"); and

(2)	RUSTENBURG PLATINUM MINES LIMITED as lender (the "Lender");

The Parties agree as set out below.

1.	INTERPRETATION

1.1

Words and expressions not otherwise defined in this Agreement shall bear the meaning given to them in the RPM Funding Common Terms Agreement (as defined below). In addition, unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

1.1.1	"Advance" means an advance made or to be made or deemed to be made by the Lender to the Borrower hereunder from the Facility and "Advances" will be construed accordingly;

1.1.2	"Advance Date" means the date upon which the Lender makes an Advance to the Borrower in accordance with the provisions of clause 6 (Drawdowns) and "Advance Dates" shall be construed accordingly;

1.1.3	"Agreement" means this Standby Loan Facility Agreement and its Schedules as read together with the RPM Funding Common Terms Agreement;

1.1.4

"Anticipated Aggregate Funding Loan Receipts" means, in respect of a Payment Period, the aggregate amount of cash which the Borrower, acting reasonably and in good faith and with reference to the latest cumulative consolidated quarterly management accounts of the Holdco Group delivered to the Lender pursuant to clause 12.1.3 of the RPM Funding Common Terms Agreement, anticipates Holdco will pay to the Borrower and the Lender under the Borrower Funding Loan Agreement and the RPM Funding Loan Agreement during that Payment Period but only insofar as such payments relate to the "Loans" as defined in the Borrower Funding Loan Agreement and the RPM Funding Loan Agreement, and accordingly excluding any payments in relation to the "Plateau OCSF Tranches" (as defined in the Borrower Funding Loan Agreement) or the "RPM OCSF Tranches" (as defined in the RPM Funding Loan Agreement. In the event of a conflict between the provisions of this clause 1.1.4 and the Global Intercreditor Agreement the provisions of the Global Intercreditor Agreement shall prevail;

1.1.5	"Anticipated Borrower Funding Loan Receipts" means 51% of the Anticipated Aggregate Funding Loan Receipts;

1.1.6	"Anticipated RPM Funding Loan Receipts" means 49% of the Anticipated Aggregate Funding Loan Receipts;

1.1.7

"Anticipated Senior Facility Shortfall" means, in respect of any Payment Period, the amount, if any, by which the Minimum Repayment Obligations exceeds the Anticipated Borrower Funding Loan Receipts, in each case for that Payment Period;

1.1.8	"Availability Period" means the period during which the Facility will be available commencing on the Closing Date and ending on the Senior Discharge Date;

1.1.9

"Borrower Funding Loan Agreement" means the written loan agreement concluded or to be concluded between the Borrower (as lender) and Holdco (as borrower) relating to the loan for an initial amount of R500 000 000 (Five Hundred Million Rand);

1.1.10	"Borrower Proceeds Account" has the meaning given to it in the Senior Facilities Agreement;

1.1.11	"Facility" means the standby facility granted to the Borrower by the Lender in this Agreement;

1.1.12	"Final Repayment Date" means the date falling on the 9th anniversary of the Closing Date;

1.1.13

"Global Intercreditor Agreement" means the Global Intercreditor Agreement in the agreed form, dated on or about the date of this Agreement, between, inter alia, the Senior Agent, the Security Agent, the Borrower, RPM, Holdco, Opco, the Parent, N1C Resources, N2C Resources, the Opco Security SPV and the Plateau Security SPV;

1.1.14	"Holdco" means Richtrau No. 179 (Proprietary) Limited (Registration No. 2007/106711/07), a private company incorporated in accordance with the laws of South Africa;

1.1.15	"Holdco Shareholders Agreement" means the written shareholders agreement dated 28 March 2008 between the Lender, the Borrower and Holdco;

1.1.16

"Interest Rate" means the rate of interest (as certified by any manager of the Standard Bank of South Africa Limited, whose authority, appointment or designation it shall not be necessary to prove) quoted by The Standard Bank of South Africa Limited as being the prime rate at which it lends in South African Rands from time to time;

1.1.17	"Interim Repayment Date" means the date falling on the 6th (sixth) anniversary of the Closing Date;

1.1.18	"Loan" means the aggregate principal amount of Advances for the time being outstanding hereunder;

1.1.19	"Minimum Repayment Obligations" means in respect of any Payment Period, the aggregate of:

(a) the amount of all scheduled principal repayments due and payable under the Senior Facilities Agreement in that Payment Period; and

(b)

the amount of all accrued interest falling due for payment by the Borrower under the Senior Facilities Agreement in that Payment Period and in this regard, interest shall be treated as falling due for payment in a Payment Period regardless of whether the Borrower is entitled to capitalise or has capitalised the interest in that Payment Period or any previous payments period;

1.1.20	"Notice of Drawdown" means a notice substantially in the form set out in Schedule 1 to be utilised in drawing down the Facility;

1.1.21	"Party" means a party to this Agreement and "Parties" shall, as the context requires, be a reference to all of them;

1.1.22	"Payment Period" means the period commencing on the day after a Senior Date Payment Date and ending on the next Senior Debt Payment Date;

1.1.23

"RPM Funding Common Terms Agreement" means the common terms agreement to be entered into or about the date of this Agreement between, inter alia, the Lender, the Borrower, Pelawan SPV and Anooraq Resources Corporation setting out, inter alia, certain common terms relating to the funding to be provided by the Lender to the Borrower and Pelawan SPV;

1.1.24

"RPM Funding Loan Agreement" means the written loan agreement concluded or to be concluded between the Lender (as lender) and Holdco (as borrower) relating to the loan for an initial amount of R480,392,187 (Four Hundred and Eighty Million Three Hundred and Ninety-two Thousand One Hundred and Eighty-seven Rand);

1.1.25	"Senior Agent" has the meaning given to it in the Senior Facilities Agreement;

1.1.26

"Senior Facilities Agreement" means the written agreement entitled "Senior Term Loan Facilities Agreement" concluded or to be concluded between inter alia the Borrower and Standard Chartered Bank (as arranger, original lender, Senior Agent and the Security Agent) on or about the Signature Date;

1.1.27	"Senior Debt Payment Date" means an "Interest Payment Date" or a "Repayment Date" as defined in the Senior Facilities Agreement;

1.1.28

"Standby Facility Shortfall Contribution Amount" means, in respect of any Payment Period, the amount calculated as the lesser of: (x) the Anticipated Senior Facility Shortfall and (y) the amount calculated as 29/49 of the Anticipated RPM Funding Loan Receipts for that Payment Period;

1.1.29	"Signature Date" means the date of the signature of the Party last signing this Agreement.

2.	INTRODUCTION

As contemplated by the Holdco Shareholder Agreement, the Borrower may require standby facilities from time to time for the purpose of meeting the Minimum Repayment Obligations and the Lender is willing to provide such standby facilities subject to the terms and conditions set out in this Agreement and subject to the relevant provisions of the Global Intercreditor Agreement which restrict the payment of interest and the repayment of the Loans by the Borrower to the Lender.

3.	COMMON TERMS AGREEMENT

3.1

This Agreement and the rights and obligations of the Parties are in all respects subject to the terms and conditions of the RPM Funding Common Terms Agreement. The terms and conditions of the RPM Funding Common Terms Agreement are incorporated by reference into this Agreement as if repeated herein in full.

3.2	In the event of a conflict between the terms of this Agreement and the RPM Funding Common Terms Agreement the provisions of this Agreement shall prevail.

4.	FACILITY

Subject to the terms and conditions of this Agreement and the RPM Funding Common Terms Agreement, the Lender agrees to make the Facility available to the Borrower.

5.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facility for the sole purpose of servicing all, or part of, as the case may be, the Minimum Repayment Obligations. The Lender shall not be obliged to monitor or verify the application of any Advance.

6.	DRAWDOWNS

6.1

Subject to the fulfilment of the conditions set out in Clause 4 (Conditions of Utilisation) of the RPM Funding Common Terms Agreement, the Lender shall, if required pursuant to the delivery of a duly completed Notice of Drawdown from time to time, make Advances to the Borrower during the Availability Period under the Facility which shall be drawn down by the Borrower in accordance with the provisions of this clause 6.

6.2	The Facility may only be drawn down by the Borrower if:

6.2.1

there is an Anticipated Senior Facility Shortfall in respect of the next Senior Debt Payment Date as certified by the Borrower in a duly completed Notice of Drawdown delivered to the Lender not less than 10 Business Days prior to the proposed Advance Date which Notice of Drawdown shall specify the amount of the Advance required, which amount shall not exceed the Standby Facility Shortfall Contribution Amount on the applicable Senior Debt Payment Date;

6.2.2	the amount of the proposed Advance does not exceed the Anticipated Senior Facility Shortfall the on the proposed Advance Date;

6.2.3	the proposed date for the making of such Advance is:

	(a)	a Business Day within the Availability Period; and

	(b)	unless the Lender otherwise agrees, a Senior Debt Payment Date;

6.2.4

no Fundamental Event of Default (as defined in the Global Intercreditor Agreement) has occurred, other than a Fundamental Event of Default referred to in paragraph 4 of schedule 3 of the Global Intercreditor Agreement;

6.2.5	no Senior Enforcement Action (as defined in the Global Intercreditor Agreement) has occurred; and

6.2.6	no event referred to in clause 6.2 of the RPM Funding Common Terms Agreement (Mandatory Prepayments: Change of Control) has occurred.

6.3	Unless otherwise agreed in writing between the Lender and the Borrower only one Notice of Drawdown may be submitted in relation to any Payment Period.

6.4	The Lender will make each Advance to the Borrower on the date specified in the relevant Notice of Drawdown by paying the amount of each Advance into the Borrower Proceeds Account.

6.5	The Borrower acknowledges and agrees that:

6.5.1

unless the Lender otherwise agrees in writing in relation to a specific Advance, the Lender shall not be obliged to make any payment pursuant to any Notice of Drawdown unless and until the Borrower shall have complied strictly with the requirements in respect thereof as set out in this clause 6;

6.5.2	no Advance or portion thereof repaid by the Borrower in accordance with the provisions of this Agreement or otherwise shall be available to be re- advanced by the Lender;

6.5.3

any Notice of Drawdown purportedly signed by an authorised signatory of the Borrower shall be deemed to be a valid Notice of Drawdown issued by the Borrower and each payment paid pursuant to such Notice of Drawdown to the Borrower from the Facility shall constitute a valid Advance to the Borrower and constitute part of the Loan;

6.5.4

the Lender shall not incur any liability to the Borrower in the event of any Advance not being utilised for the purpose referred to in clause 3 (Purpose) and in such an event, the portion of those payments made from the Facility will nevertheless be regarded as constituting valid Advances.

6.6

The Parties acknowledge and agree that if there is an Anticipated Senior Facility Shortfall in respect of the next Senior Debt Payment Date and the Borrower fails to issue a Notice of Drawdown for the applicable Standby Facility Shortfall Contribution Amount in accordance with clause 6.2.1 then the Senior Agent is hereby irrevocably authorised and empowered by the Borrower to deliver a Notice of Drawdown on its behalf mutatis mutandis in accordance with the provisions of this clause 6 provided that the reference to 10 Business Days in clause 6.2.1 shall for purposes of this clause 6.6 only be 7 Business Days, and the Lender shall be obliged to make the relevant Advance as requested by the Senior Agent on behalf of the Borrower and any such Advance made shall form part of the Loan under this Agreement.

6.7	The Borrower undertakes in favour of the Senior Agent to deliver each and every Notice of Drawdown to the Senior Agent on the same day as it is delivered to the Lender hereunder.

6.8

The Borrower undertakes to advise the Lender in writing not less than 15 Business Days before each Senior Debt Payment Date whether or not it anticipates that there will be an Anticipated Senior Facility Shortfall, and to provide such other information relating to the Minimum Repayment Obligations and possible

Anticipated Senior Facility Shortfalls at such intervals as the Lender may reasonably request.

7.	REPAYMENT AND INTEREST

7.1

The balance of the Loan outstanding from time to time shall bear interest at the Interest Rate (subject to adjustment pursuant to clause 7 of the RPM Funding Common Terms Agreement (Changes to the calculation of Interest)). Interest on the Loan outstanding from time to time shall accrue daily and be compounded quarterly in arrears and is calculated on the basis of the actual number of days elapsed and a year of 365 (three hundred and sixty five) days.

7.2

Accrued interest shall be paid by the Borrower to the Lender on each Repayment Date in accordance with clause 7.4. If any accrued interest is not permitted to be paid on a Repayment Date in accordance with the Global Intercreditor Agreement, then such interest shall be capitalised and form part of the Loan.

7.3

If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on such outstanding amounts from the due date of payment up to the date of actual payment (both before and after judgment) at a rate which is 2% per annum higher than the Interest Rate. Any interest accruing under this Clause 7.3 shall be immediately payable by the Borrower on demand by the Lender. An amount shall not be regarded as being due and payable for purposes of this clause in the event that there is not sufficient proceeds credited to the Borrower Proceeds Account in order for the Borrower to pay such amount to the Lender on that date in accordance with the terms of the Global Intercreditor Agreement (having regard to all prior payments which the Borrower is required to make in accordance with the Global Intercreditor Agreement).

7.4

Subject to clause 6.1 and 6.2 of the RPM Funding Common Terms (Illegally and Mandatory Prepayments) the Loan together with accrued interest thereon (or a portion thereof, as the case may be) shall, on each Repayment Date, be repaid from the available proceeds, if any, (having regard to all prior payments which the Borrower is required to make from the Borrower Proceeds Account in accordance with the Borrower Cash Waterfall on that date) standing to the credit of the Borrower Proceeds Account subject to and in accordance with the Borrower Cash Waterfall relating to such account as provided for in the Global Intercreditor Agreement, provided that:

7.4.1

by no later than the Interim Repayment Date the Borrower shall apply the proceeds raised, if any, through the Mandatory Debt Refinance contemplated in clause 6.3 (Mandatory Refinancing) of the RPM Funding Common Terms Agreement towards the repayment of the Loan, together with all accrued but unpaid interest thereon and all other amounts then outstanding under this Agreement; and

7.4.2	the Loan together with all accrued but unpaid interest thereon and all other amounts then outstanding under this Agreement shall be repaid by no later than the Final Repayment Date.

7.5

The Borrower and the Lender agree that if the Loan and all other amounts outstanding under this Agreement have not been settled in full by the date falling 6 months prior to the Final Repayment Date they shall consult with each other with a view to agreeing alternative mechanisms to settle the Loan. Should the Borrower and the Lender not be able to agree such alternative mechanism for the settlement of the Loan, then the Loan shall be repayable in full on the Final Repayment Date.

7.6

All payments to be made by the Borrower to the Lender in terms of this Agreement shall, subject to the Global Intercreditor Agreement, be, in the event of any payment not being made in full on its due date, appropriated in the first instance to the payment of any costs, charges or expenses, thereafter to interest then due and payable, and thereafter in reduction of the principal amount of the Loan.

8.	STIPULATIO ALTERI

The provisions of this Agreement which refer to the Senior Agent are stipulations for the benefit of the Senior Agent (stipulatio alteri) which are capable of acceptance by the Senior Agent at any time and in any manner allowed by law and the Senior Agent shall be regarded as having accepted the benefits conferred on it hereunder if it signs the Global Intercreditor Agreement.

9.	CONSEQUENCES OF AN EVENT OF DEFAULT

9.1

Upon the occurrence of an Event of Default [and for so long as such Event of Default is continuing], but subject to any restrictions on Enforcement Action (as defined in the Global Intercreditor Agreement) provided for in the Global Intercreditor Agreement, the Lender may, without prejudice to any other rights it may have in terms of this Agreement or at law, by written notice to Borrower:

9.1.1	claim and recover from the Borrower (which amount shall be immediately due and payable):

	(a)	the unpaid principal balance of the Loan;

	(b)	all accrued and unpaid interest due and payable by the Borrower in accordance with the terms of this Agreement; and

(c)

any other amounts which are payable by the Borrower to the Lender under this Agreement (whether or not then due and payable on the basis that any and all such amounts shall immediately be due and payable);

9.1.2	declare the Loan and all other amounts payable by the Borrower pursuant to this Agreement to be due and payable on demand of the Lender;

9.1.3

exercise or direct the Security Agent, the Opco Security SPV and/or the Plateau Security SPV to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents (including any rights, remedies, powers or discretions it may have under or in connection with the Transaction Security Documents), provided that all payments obligation of the Borrower under this clause 9 shall be made subject to and in accordance with the Global Intercreditor Agreement and in particular the Borrower Cash Waterfall.

SIGNED at Johannesburg on this the 12 day of June 2009.

For and on behalf of
PLATEAU RESOURCES (PROPRIETARY)
LIMITED

/s/ Tumelo Moathlodi Motsisi

Name: Tumelo Moathlodi Motsisi
Capacity: Director
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

SIGNED at Johannesburg on this the 12 day of June 2009.

For and on behalf of
RUSTENBURG PLATINUM MINES
LIMITED

/s/ Simon John Scott

Name: Simon John Scott
Capacity: Director
Who warrants his authority hereto

Name:
Capacity:
Who warrants his authority hereto

SCHEDULE 1

NOTICE OF DRAWDOWN

(To appear on the letterhead of Plateau Resources (Proprietary) Limited)

To:	Rustenburg Platinum Mines Limited

Per Telefax : [ ]
Attention: [ ]

Dear Sirs

STANDBY FACILITY AGREEMENT DATED [INSERT DATE OF AGREEMENT]: NOTICE OF DRAWDOWN

1.

We refer to the Standby Loan Facility Agreement (the "Facility Agreement") dated [insert date of the facility agreement] and made between us. The terms defined in the Facility Agreement shall have the same meaning in this notice.

2.	This notice is irrevocable.

3.

We hereby give you notice that, pursuant to the Facility Agreement and on [Date of Drawdown] we wish to borrow an Advance in the amount of R[Insert Amount] under the Facility upon the terms and subject to the conditions contained therein.

4.	The amount of the proposed Advance we wish to borrow is required in relation to [insert details of Shortfall Amount].

5.

The amount of the proposed Advance does not exceed the Standby Facility Shortfall Contribution Amount and all other conditions for drawdown set out in clause 6.2 of the Facility Agreement have been met.

6.	We request that the Advance be paid into the Borrower Proceeds Account.

Yours faithfully

_________________________________________
Name:
Authorised Signatory:
For and on behalf of:
PLATEAU RESOURCES (PROPRIETARY) LIMITED